EXHIBIT 10.29

April 14, 2014

Convertible Bridge Loan Agreement

Dated April 14, 2014

between

1.	Pieris AG, Lise-Meitner-Str. 30, 85354 Freising, Germany (the “Company”), represented by its management board, consisting of Stephen S. Yoder, and its supervisory board, represented by its chairman, Dr. Hans A. Küpper, and

2.	the persons or entities listed in Exhibit A, who are the shareholders of the Company (the “Shareholders”).

The Company and the Shareholders shall be jointly referred to as the “Parties”.

Preamble

1.	The Shareholders are the current holders of all shares in the Company, which is registered in the commercial register of the local court of Munich (hereinafter referred to as the “Commercial Register”) under no. HRB 133223. The Preferred Shares Series A, Preferred Shares Series A-1 and Preferred Shares Series B of the Company (the “Preferred Shares”) are currently held by the persons listed in Exhibit A as holders of Preferred Shares Series A, Preferred Shares Series A-1 and Preferred Shares Series B (the “Preferred Shareholders”). The object of the Company is biotechnological research as well as the development and distribution of the research results.

2.	With regard to the Company a series of rounds of financing providing for equity capital were closed and corresponding agreements were entered into, in particular the Investment Agreement and the Shareholders Agreement both dated October 23, 2002, the Investment Agreement dated October 14, 2004 (file no. V 2519/2004 of the notary Dr. Oliver Vossius, Munich), the Investment Agreement and the Shareholders Agreement both dated November 13, 2006, the Consolidated Shareholders’ Agreement 2008 and Investment Agreement both dated March 26, 2008 as well as the Convertible Bridge Loan Agreement dated November 12, 2012 (the “Convertible Bridge Loan Agreement 2012”) and the Consolidated Shareholders’ Agreement 2012 (the “CSA 2012”), attached hereto as Exhibit B, dated November 12, 2012, by which agreement all aforementioned shareholders’ agreements were consolidated and replaced. The Convertible Bridge Loan Agreement 2012 was amended by an Amendment Agreement dated March 2014 (the “Bridge Loan 2012 Amendment”).

3.	Under the Convertible Bridge Loan Agreement 2012, a convertible bridge loan in the amount of EUR 2,000,000 was granted to the Company by certain Preferred Shareholders (the “Convertible Bridge Loan 2012”). The parties thereto agreed in the Bridge Loan 2012 Amendment (i) that the Company should repay the EUR equivalent of up to USD four hundred thousand (400,000) of the Convertible Bridge Loan 2012 (the “Repayment Amount”) to its holders before its maturity date and (ii) that the Company should pay this amount on behalf of the holders to the identified Shell Company (as defined in para. (9) of the Preamble) and/or its shareholders in order to ensure all necessary corporate actions and other measures in connection with the intended Reverse Merger (as defined in para. (9) of the Preamble) are taken by the Shell Company and/or its shareholders. Of this Repayment Amount, the EUR equivalent of up to USD fifty thousand (50,000) was paid for this purpose on March 31, 2014. As of the signing of this Convertible Bridge Loan Agreement, the remaining principal amount of the Convertible Bridge Loan 2012 is still outstanding and has not been repaid.

4.	The current shareholding in the Company is as follows:

Shareholder	Number of Common Shares	Number of Preferred Shares Series A	Number of Preferred Shares Series A-1	Number of Preferred Shares Series B
Prof. Skerra Bet. GmbH	43,663
Dr. Steffen Schlehuber	1,162
Claus Schalper	870
Dr. Karsten Schürrle	584
MAPO Bet. GmbH	5,664
BioM AG	2,950			1,852
BioM Venture Capital GmbH & Co. KG	1,870	40,537	8,277	5,926
Transconnect Corporate Finance Beratungs GmbH	3,230	6,755	2,570	6,189
The Global Life Science Ventures Fonds II GmbH & Co. KG		45,606	17,358	31,035
The Global Life Science Ventures Fund II LP		35,474	13,501	24,139
Gilde Europe Food & Agribusiness Fund B.V.		81,080	30,858	55,174
Baytech Venture Capital GmbH & Co. KG		60,812	9,312	9,312
Coöperatieve AAC LS U.A.		54,049	14,070	33,575
KfW			22,973	11,324
Technologie Beteiligungsfonds II Bayern GmbH & Co. KG			13,513	6,659
Orbimed Private Investments III, LP				183,438
Orbimed Associates III, LLC				1,747
Novo Nordisk A/S				92,593
Total	59,993	324,313	132,432	462,963

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5.	The Company now seeks a bridge financing amounting to a total of up to EUR 2,000,000 in this financing round (the “2014 Financing Round”) to be provided by a convertible bridge loan granted to the Company by certain Preferred Shareholders.

6.	To this end, those Preferred Shareholders listed in the table in Sec. 1 (Convertible Bridge Loan) para. (2) of this Convertible Bridge Loan Agreement with a Loan Amount other than zero (0) (the “Investors”) intend to make available to the Company a bridge loan in the total amount of up to EUR 2,000,000 which may be convertible into shares of the Company as provided in this Agreement and is divided into (i) a tranche A of EUR 1,500,000 and (ii) a tranche B of up to EUR 500,000 subject to the terms and conditions of this Convertible Bridge Loan Agreement (the “Convertible Bridge Loan”). Each Preferred Shareholder was initially offered an investment in the Convertible Bridge Loan pro rata to his shareholding of Preferred Shares. As one or several Preferred Shareholders did not participate in the granting of the Convertible Bridge Loan or participated with less than their pro rata share of the Convertible Bridge Loan, the remaining principal amount of the Convertible Bridge Loan was offered to the other Preferred Shareholders pro rata to their shareholding of Preferred Shares, resulting in the allocation of the principal amount of the Convertible Bridge Loan among the Preferred Shareholders as set forth the table under Sec. 1 (Convertible Bridge Loan) para. (2) of this Convertible Bridge Loan Agreement.

7.	The Shareholders are in agreement that their current and future relationship as shareholders of the Company is governed by the CSA 2012. The CSA 2012 forms an integral part of this Convertible Bridge Loan Agreement. Terms used but not defined herein have the same meaning as given to them in the CSA 2012.

8.	It is intended by the Parties that all of the Company’s shares, irrespective of their liquidation preference, will be contributed (eingebracht) by the Shareholders into a U.S. shell company (the “Shell Company”), which is to be listed on a stock exchange (e.g. first on OTC Bulletin and, subsequently, on NASDAQ), or into a subsidiary of such Shell Company, against issuance of shares of common stock in the Shell Company to the Shareholders (the “Reverse Merger”). The Company has identified Zosano, Inc., a Delaware corporation, as the Shell Company.

NOW, THEREFORE, the Parties hereto enter into the following Convertible Bridge Loan Agreement (hereinafter referred to as this “Agreement”):

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Sec.1

Convertible Bridge Loan

1.	Subject to the terms and conditions of this Agreement, the Investors grant to the Company a loan in the amount of up to Euro 2,000,000 which may be convertible into shares of the Company as provided in this Agreement and is divided into (i) a tranche A of EUR 1,500,000 and (ii) a tranche B of up to EUR 500,000 (the “Convertible Bridge Loan”).

2.	The principal amount of the Convertible Bridge Loan shall be allocated among the Investors as displayed in the table below (the portion of each Investor of the Convertible Bridge Loan a “Loan Amount” and, collectively, the “Loan Amounts”; each Investor’s pro rata portion of the Convertible Bridge Loan, based on his or its shareholding of Preferred Shares, insofar as such pro portion does not exceed his or its Loan Amount, a “Pro Rata Loan Amount” and, collectively, the “Pro Rata Loan Amounts”; the amount by which each Investor’s Loan Amount exceeds his Pro Rata Loan Amount, if applicable, a “Super Pro Rata Loan Amount” and, collectively, the “Super Pro Rata Loan Amounts”; and the portion of each Investor of the Tranche A and of the Tranche B a “Tranche A Loan Amount” and a “Tranche B Loan Amount”, respectively, and collectively, the “Tranche A Loan Amounts” and “Tranche B Loan Amounts”, respectively):

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Investor	Loan Amount in EUR	Pro Rata Loan Amount in EUR	Super Pro Rata Loan Amount in EUR	Tranche A in EUR	Tranche B in EUR
Orbimed Private Investments III, LP	797.987	395.444	402.543	598.490	199.497
Orbimed Associates III, LLC	5.001	3.766	1.235	3.751	1.250
Novo Nordisk A/S	199.606	199.606		149.705	49.902
Transconnect Corporate Finance Beratungs GmbH	53.659	40.407	13.252	40.244	13.415
BioM AG	13.747	10.352	3.395	10.310	3.437
BioM Venture Capital GmbH & Co. KG	0	122.036		0	0
The Global Life Science Ventures Fonds II GmbH & Co. KG	168.746	202.637		126.560	42.197
The Global Life Science Ventures Fund II LP	131.254	157.614		98.440	32.813
Gilde Europe Food & Agribusiness Fund B.V.	300.000	360.249		225.000	75.000
Baytech Venture Capital GmbH & Co. KG	200.000	171.243	28.757	150.000	50.000
Coöperatieve AAC LS U.A.	130.000	219.225		97.500	32.500
KfW	0	73.935		0	0
Technologie Beteiligungsfonds II Bayern GmbH & Co. KG (BayernKapital)	0	43.485		0	0
Total	2.000.000	2.000.000	449.182	1.500.000	500.000

3.	All Shareholders hereby expressly and irrevocably consent to the allocation of the principal amount of the Convertible Bridge Loan among the Investors pursuant to para. (2) of this Sec. 1 and hereby waive any subscription rights or similar rights in relation to the Convertible Bridge Loan.

4.	The Loan Amounts shall be paid out by the Investors to the Company as follows:

a.	The Tranche A Loan Amounts shall be paid out by the Investors to an account notified by the Company to the Investors, once the Company has made a capital call to the Investors, at the earliest upon the signing of this Agreement by all Parties and subject to Sec. 13 (Lapse of Outstanding Capital Commitments; New Capital Commitments) of this Agreement, within ten (10) bank working days in Frankfurt/Main, Germany, after receipt of such capital call.

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b.	The Tranche B Loan Amounts shall be paid out by the Investors to an account notified by the Company to the Investors within ten (10) bank working days in Frankfurt/Main, Germany, after all of the following events have taken place: (i) the management board of the Company has determined that a financial need of the Company arises before the Maturity Date (as defined in Sec. 3 (Term) of this Agreement), and (ii) the Investors have received a capital call made by the Company, subject to Sec. 13 (Lapse of Commitments) of this Agreement.

Sec. 2

Use of Proceeds

The Company shall use the Convertible Bridge Loan for general corporate purposes, including repayment (or partial repayment) of the Convertible Bridge Loan 2012.

Sec. 3

Term

The Convertible Bridge Loan is granted until December 31, 2015 (the “Maturity Date”). The Convertible Bridge Loan (as well as each called Loan Amount to the respective Investor) shall be due for repayment, on the Maturity Date, unless the Convertible Bridge Loan is terminated before the Maturity Date in accordance with Sec. 5 (Early Termination and Repayment), whereupon the Convertible Bridge Loan (as well as each called Loan Amount to the respective Investor) shall be due for repayment in accordance with Sec. 5 (Early Termination and Repayment) para. (5). In the event that the Company fails to repay the full amount of (i) the called Loan Amounts plus (ii) accrued interests, within thirty (30) days from the Maturity Date, then a repayment scheme will be negotiated in good faith between the Company and the Shareholders, contemplating a defaulting interest rate.

Sec. 4

Interest

The Loan Amounts shall bear interest on the amount outstanding until the Loan Amounts are repaid at a rate of 12% per annum on or before the Maturity Date. If and to the extent the Loan Amounts have not been repaid by the Maturity Date, the Loan Amounts shall from then on bear interest on the amount out-

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standing at a rate of 18% per annum. The interest is to be calculated on the basis of a year with 360 days with 12 months of 30 days each. The interest on the Loan Amounts is due and payable upon repayment of the Loan Amounts to the Investors. If the Convertible Bridge Loan is converted into shares of the Company as provided in this Agreement, the respective formula set out in Sec. 11 (Number of New Shares) of this Agreement shall apply.

Sec. 5

Early Termination and Repayment

1.	Except where Investors have request the conversion under Sec. 9. (Conversion Request) of this Agreement and subject to Sec. 14 (Exercise of Investor Rights) of this Agreement, the Investors are entitled to terminate the Convertible Bridge Loan before the Maturity Date and request the repayment of the called Loan Amounts plus any interest accrued thereon,

a.	in case of the closing of an Exit Event (as such term is defined in Sec. 11 (Preference / Sale Proceeds / Conversion) para. (1) of the CSA 2012); or

b.	in case of the closing of a financing of the Company lead by a financial or strategic investor currently not affiliated with the Company resulting in aggregate proceeds available to the Company of not less than EUR 10,000,000 (“Qualified Financing”).

2.	The Company and the Investors, subject to Sec. 14 (Exercise of Investor Rights) of this Agreement, are entitled to terminate the Convertible Bridge Loan for good cause (aus wichtigem Grund) at any time. Furthermore and notwithstanding the foregoing, each Investor individually is entitled to terminate the respective Loan Amount for good cause at any time. Good cause for the Investors includes, without limitation, the following events:

a.	voluntary bankruptcy / insolvency events of the Company (in particular, if the Company is insolvent within the meaning of § 17 German Insolvency Code (Insolvenzordnung) or if the Company applies for such proceedings to be commenced or offers an out-of-court settlement in order to avoid such proceedings); or

b.	the opening of involuntary bankruptcy / insolvency proceedings (Eröffnung eines Insolvenzverfahrens) over the Company’s assets.

3.	The termination right pursuant to para. (1) and (2) of this Sec. 5 must be exercised in writing.

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4.	In case the Convertible Bridge Loan or a Loan Amount is validly terminated, the Company is obliged to repay the called Loan Amounts or Loan Amount, respectively (plus interest accrued until that date), within five (5) bank working days in Frankfurt/Main, Germany.

Sec. 6

Payments

1.	Unless an Investor gives other instructions in writing to the Company, all payments to be made to the respective Investor under this Agreement shall exclusively be made by money transfer in Euros by the Company to an account of the respective Investor, which account should be submitted by such Investor to the Company.

2.	When the Company makes payments to the Investors, it is obliged to treat the Investors equally. Therefore, all payments to the Investors have to be made at the same time, if reasonably practicable, and pro rata to their Loan Amounts.

3.	Insofar as the Company makes payments to the Investors disregarding the regulation under para. (2) of this Sec. 6, the Investors undertake vis-à-vis each other to compensate each other for such deviating payment to the extent that the aggrieved Investor would have receive such payments if the Company had considered the regulations under para. (2) of this Sec. 6.

Sec. 7

Taxes and Duties

All payments by the Company to be made to the Investors under this Agreement shall be made without a discount or deduction of any existent or future taxes or duties of whatever kind raised in the Federal Republic of Germany, unless the Company is obliged by law to withhold or deduct such taxes or duties.

Sec. 8

Qualified Subordination

1.

The Parties herewith agree that claims for repayment of the Loan Amounts (including interest, costs and any other accessory claim, if any) (the “Claims”) shall be irrevocably subordinated to any and all other liabilities, with the exception of those ranking pari passu, of the Company vis-à-vis its current or future creditors and therefore do not have to be settled, as long as and to the extent that the Company is insolvent or over-indebted or was to be qualified as insolvent or over-indebted pursuant to §§ 17, 19 German Insolvency Code (Insolvenzordnung), would the Claims not be subordinated, or would an insolvency or over-indebtedness of the Company exist for any other reason. This

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subordination also applies to the final distribution of liquidation proceeds pursuant to § 199 German Insolvency Code in the event of an insolvency proceeding (Insolvenzverfahren). Repayments of the Loan Amounts shall only be made from future annual net income, net income from winding up or from other free assets (sonstiges freies Vermögen) of the Company. To the extent the Claims are subordinated, the Claims are ranked behind claims pursuant to § 39 para. 1 no. 5 German Insolvency Code (Insolvenzordnung).

2.	If German jurisprudence should require further requirements for a qualified subordination agreement to be apt to avoid insolvency or over-indebtedness under German Insolvency Law, the Claims of the Holder shall be regarded as having such rank as required in particular pursuant to German jurisprudence in order to avoid the passivation as liability in an over-indebtedness balance sheet (Überschuldungsbilanz) of the Company.

Sec. 9

Conversion Request

1.	At any time after the Maturity Date, the Investors are entitled but not obliged to request the conversion in accordance with Sec. 10 (Conversion) and subject to Sec. 14 (Exercise of Investor Rights) of this Agreement, in whole or in part, of the Loan Amounts into series B shares of the Company at the Series B Conversion Price (as defined in Sec. 11 (Number of New Shares) of this Agreement) for their Pro Rata Loan Amounts and at the Preferred Series B Conversion Price (as defined in Sec. 11 (Number of New Shares) of this Agreement) for their Super Pro Rata Loan Amounts, if and to the extent the Loan Amounts have not been repaid on or before the Maturity Date.

2.	Upon the occurrence of an Exit Event prior to the Maturity Date, the Investors are entitled but not obliged to request the conversion in accordance with Sec. 10 (Conversion) and subject to Sec. 14 (Exercise of Investor Rights) of this Agreement, in whole or in part, of the Loan Amounts into series B shares of the Company at the Series B Conversion Price (as defined in Sec. 11 (Number of New Shares) of this Agreement) for their Pro Rata Loan Amounts and at the Preferred Series B Conversion Price (as defined in Sec. 11 (Number of New Shares) of this Agreement) for their Super Pro Rata Loan Amounts, if and to the extent the Loan Amounts have not been repaid.

3.

Upon the closing of a Qualified Financing, the Investors are entitled but not obliged to request the conversion in accordance with Sec. 10 (Conversion) and subject to Sec. 14 (Exercise of Investor Rights) of this Agreement, in whole or in part, of the Loan Amounts into the preferred stock of the Company, whether this

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is series B or any other series of preferred stock which is issued to new investors in a Qualified Financing (the “Qualified Financing Shares”) at the Qualified Financing Conversion Price (as defined in Sec. 11 (Number of New Shares) of this Agreement) for their Pro Rata Loan Amounts and at the Preferred Qualified Financing Conversion Price (as defined in Sec. 11 (Number of New Shares) of this Agreement) for their Super Pro Rata Loan Amounts, if and to the extent the Loan Amounts have not been repaid.

4.	The Investors may request the conversion of the Loan Amounts in accordance with para. (2) and (3) of this Sec. 9 at any time during a period of four (4) weeks after the occurrence of the Exit Event or closing of the Qualified Financing, respectively.

Sec. 10

Conversion

1.	In order to request conversion of the Loan Amounts pursuant to Sec. 9 (Conversion Request) of this Agreement, the Investors shall submit to the Company a notice of conversion, in whole or in part, of the Loan Amounts (using the form enclosed in Exhibit C) (the “Conversion Notice”).

2.	In the event that the Company receives a Conversion Notice, the Company shall invite all Shareholders, with the exception of the persons listed as indirect shareholders in Exhibit A, to a shareholders’ meeting to be held within three (3) months after receipt of the Conversion Notice by the Company, and all Shareholders undertake to vote their shares in such a shareholders’ meeting, to pass all resolutions required (including but not limited to resolutions on a capital increase required to issue the New Shares as defined below (the “Capital Increase”) and necessary amendments to the Company’s Articles of Association) to issue the respective number of new series B shares or Qualified Financing Shares, respectively (the “New Shares”), to be calculated according to Sec. 11 (Number of New Shares) of this Agreement, to the Investors. The New Shares shall each be in registered form, and shall be issued as non-par value shares with a portion of the Company’s share capital (anteiliger Betrag des Grundkapitals) of EUR 1.00 each, and shall be issued at an issue price (Ausgabebetrag) of EUR 1.00 per share without any premium. The New Shares shall have the right to participate in profits as from the beginning of the financial year in which they have been issued.

3.

Each Shareholder undertakes individually for himself or itself vis-à-vis each other party hereto, to do or cause to be done everything necessary to implement the conversion request. Thus, the Shareholders undertake in particular to co-

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operate in the Capital Increase of the Company and in necessary amendments to the Company’s Articles of Association by exercising their voting rights in said shareholders’ meeting of the Company, by subscribing to the New Shares as provided in this Agreement and/or by waiving subscriptions rights to New Shares in the Company if required to implement the conversion request.

4.	To the extent legally permitted, the Company and Shareholders shall secure that (i) the Company’s management board and the supervisory board will execute the Capital Increase, and (ii) the Company will (a) accept the subscription of New Shares as described above, as well as (b) without undue delay apply for registration and of the consummation of the Capital Increase with the Commercial Register.

5.	The Investors shall pay in full their respective part of the cash contribution (EUR 1.00 per share) within ten (10) bank working days in Frankfurt/Main, Germany, after such Investor has subscribed for New Shares to the Company’s special account to be named by the Company. Payments shall be made exclusively to this special account, which will be opened solely for this purpose and must not be used for other transactions or payments prior to the conclusion of the aforementioned payments. This special account must not have a debit balance immediately prior to the aforementioned payments being effected, so that the Company’s management board can freely dispose of the amounts paid (cf. Sec. 188, 36, 36a, 37 German Act on Stock Corporations; “AktG”).

6.	In the event that the Investors request the conversion, in whole or in part, of the Loan Amounts in accordance with Sec. 9 (Conversion Request) para. (1), (2) or (3) of this Agreement and subscribe for the New Shares, each Investor shall contribute (einlegen) without further consideration his claim for repayment of the respective Loan Amount into the Company’s capital reserves pursuant to § 272 para. (2) no. 4 German Commercial Code (Handelsgesetzbuch). The aforementioned contribution will be made subject to the implementation (Durchführung) of the Capital Increase, i.e. the effective issue of the respective New Shares to such Investor. For clarification purposes: the Company itself shall not be entitled to demand the contribution pursuant to this para. (6). Alternatively, to the aforementioned contribution of the claim for repayment, the Investors may elect to waive their claims for repayment vis-à-vis the Company. In this case, sentences 2 and 3 of this para. (6) shall apply accordingly.

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Sec. 11

Number of New Shares

1.	The number of new series B shares to be issued in the course of the conversion in accordance with Sec. 9 (Conversion Request) para. (1) and (2) of this Agreement to each Investor shall be determined by the Pro Rata Loan Amount, to the extent that has been paid out, divided by the “Series B Conversion Price”, plus the Super Pro Rata Loan Amount, to the extent that has been paid out, divided by the “Preferred Series B Conversion Price”, which are to be calculated as follows:

a.	Series B Conversion Price:

Series B Conversion Price =

EUR 53 divided by [1 + (0.01 * M + 0.015 * N)],

whereby M is the number of full months (rounded off) from the payment of the Loan Amounts to the Company until the earlier of the (i) Maturity Date, or, (ii) the closing of a Qualified Financing or an Exit Event and whereby N is the number of full months (rounded off) from the payment of the Loan Amounts to the Company until Conversion less M,

but in any case not less than EUR 1.00.

b.	Preferred Series B Conversion Price:

Preferred Series B Conversion Price =

Series B Conversion Price * 0.7,

but in any case not less than EUR 1.00.

2.	The number of new Qualified Financing Shares with a nominal value of EUR 1.00 each to be issued in the course of the conversion in accordance with Sec. 9 (Conversion Request) para. (3) of this Agreement to each Investor shall be determined by the Pro Rata Loan Amount, to the extent that has been paid out, divided by the “Qualified Financing Conversion Price”, plus the Super Pro Rata Loan Amount, to the extent that has been paid out, divided by the “Preferred Qualified Financing Conversion Price”, which are to be calculated as follows:

a.	Qualified Financing Conversion Price:

Qualified Financing Conversion Price =

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the price per share of preferred stock of the Company issued to investors in a Qualified Financing less a discount of twenty percent (20%) divided by [1 + (0.01 * M + 0.015 * N)], whereby M and N have the meaning as defined in para. (1) of this Sec. 11,

but in any case not less than EUR 1.00.

b.	Preferred Qualified Financing Conversion Price:

Preferred Qualified Financing Conversion Price =

Qualified Financing Conversion Price * 0.9,

but in any case not less than EUR 1.00.

3.	Residual amounts of the respective Loan Amounts that are indivisible after application of para. (1) and (2) of this Sec. 11 are awarded to such Investor who has the highest Loan Amount and will increase his Loan Amount which is subject to conversion in accordance with para. (1) and (2) of this Sec. 11, the result being rounded down to the nearest whole number.

Sec. 12

Lapse of the Conversion Right

1.	The right of the Investors to request conversion pursuant to Sec. 9 (Conversion Request) of this Agreement shall lapse, provided that

a.	the Company is converted to a different or into another legal entity within the meaning of the German Act on Transformations (Umwandlungsgesetz), and

a.	the Investors are compensated with (i) conversion rights to shares of the new legal entity, or (ii) shares of the new legal entity, each of equal value.

2.	Shares or respectively conversion rights in the new legal entity are considered as having equal value, if their value is equivalent to the value of the conversion rights of the Company on the point in time of the effectiveness of the conversion. The valuation of these conversion rights / shares will be undertaken by the auditor of the conversion or, if an audit within the conversion is not mandatory by law, by a business valuator to be instructed by the Company and the Investors.

3.	In the event that the Reverse Merger takes place (i.e. with the contribution of all shares in the Company into the Shell Company becoming effective) before De

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cember 31, 2014 (the “Reverse Merger Event”), (i) the right of the Investors to request conversion pursuant to Sec. 9 (Conversion Request) of this Agreement shall lapse, and (ii) the Company shall be entitled to, subject to Sec. 3 (Term) of this Agreement, repay the called Loan Amounts plus any interest accrued thereon in accordance with a payment schedule to be notified by the Company to the Inventors.

Sec. 13

Lapse of Loan Commitments; New Capital Commitments

1.	In case of a Reverse Merger Event, any amounts of Tranche A or Tranche B which have not been called at the time of the Reverse Merger Event can no longer be called by the Company and the respective outstanding capital commitments made by the Investors in this Agreement with regard to their Loan Amounts, to the extent these have not been paid in (the “Outstanding Capital Commitments”), shall lapse.

2.	The Investors hereby undertake to make new capital commitments, in case of a Reverse Merger Event, in an amount equal to the Outstanding Capital Commitments, during the first PIPE (private investment in public equity) financing of the Shell Company, wherein each Inventor will make new capital commitment, during said PIPE financing, equal to his or its uncalled Loan Amount in accordance with Sec. 1 para. (2).

3.	The Investors hereby undertake to, for the purposes of said new capital commitments, enter into a share purchase agreement to subscribe shares of common stock in the Shell Company substantially in the form as attached as Exhibit D, with a purchase price per share identical to that paid by other investors participating in said PIPE financing.

Sec. 14

Exercise of Investor Rights

1.	Investor rights, including but not limited to the right to claim repayment and the right to request conversion of the Convertible Bridge Loan, may only be exercised jointly by the Investors and upon demand of Investors whose aggregated Loan Amounts exceed 50% of the total Loan Amounts (the “Investor Majority”), unless specified differently in this Agreement.

2.	Each Investor shall exercise his rights in accordance with the decision of the Investor Majority and shall procure to take all measures required to not block or prevent such decision of the Investor Majority and its implementation.

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Sec. 15

Expenses

The Company shall pay the Investors’ reasonable due diligence and legal expenses (including VAT, if applicable), limited to an aggregate amount of EUR 15,000.00 for all Investors, subject to the Convertible Bridge Loan being paid out.

Sec. 16

Final Provisions

1.	Each of the Shareholders shall be entitled to transfer its rights and obligations under this Agreement together with the shares to which such rights and obligations relate in whole or in part, provided that such Shareholder may transfer his shares under the CSA 2012.

2.	Each of the Shareholders undertakes individually for himself or itself vis-à-vis each other Shareholder, to impose on his individual legal successors, if any, the rights and obligations arising under this Agreement in such a way, that his individual legal successors are bound by the rights and obligations under this Agreement as if they had themselves undertaken these rights and obligations. This shall also apply to the obligation undertaken in this para. 2 to impose the rights and obligations under this Agreement on any individual legal successors.

3.	The Shareholders are entitled to the rights under this Agreement to the exclusion of any joint entitlement, i.e. in such a way that each of the Shareholders may individually exercise the rights to which they are entitled, unless otherwise expressly provided in this Agreement. Joint and several liability (gesamtschuldnerische Haftung) of the Shareholders – including but not limited to the payment of the Loan Amounts to the Company – shall be excluded.

4.	Amendments and additions to this Agreement must be made in writing to be effective unless notarization is required. This shall also apply to a waiver of the written form requirement. Signatures transmitted by way of facsimile communication shall satisfy the written form requirement of this para. (4) and shall also suffice in all other cases where a written form requirement is made in this Agreement.

5.	Should individual terms of this Agreement be or become invalid or unenforceable or if this Agreement contains gaps, this shall not affect the validity of the remaining terms of this Agreement or the CSA 2012. In place of the invalid, unenforceable or missing term, such valid term which the parties would reasonably have agreed, had they been aware at the conclusion of this Agreement that the relevant term was invalid, unenforceable or missing, shall be deemed to have been agreed. Should a term of this Agreement be or become invalid because of the scope or time of performance for which it provides, then the agreed scope or time of performance shall be amended to correspond with the extent legally permitted.

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6.	The Parties shall keep strictly confidential the fact that they have entered into negotiations regarding the transactions contemplated in this Agreement and the contents of such negotiations and the contents of this Agreement, except if and to the extent that disclosure is required by law or stock exchange regulations and the other parties have been notified of such requirement. This Agreement, however, may be shared with the existing shareholders and potential outside investors. Furthermore, the Parties are permitted to share such information with the persons/entities/bodies mentioned in Sec. 22 (Additional Undertakings, Prohibition to Compete, D & O Insurance) para. (2) sentence 2 of the CSA 2012. In particular, Technologie Beteiligungsfonds II Bayern GmbH & Co. KG and KfW shall be allowed to disclose their participations in the Company vis-à-vis the Bavarian Supreme Auditing Agency (Bayerischer Oberster Rechnungshof), the Federal Supervisory Agency (Bundesrechungshof) and the Federal Department of Economics (Bundeswirtschaftsministerium) as required by applicable law.

7.	Prior to any announcement, the Company and the Investors shall agree upon the form and contents of any press release with respect to this Convertible Bridge Loan.

8.	With regard to the signing of the Agreement, signatures transmitted by way of facsimile communication shall suffice and be binding. Reception of an original copy of this Agreement signed by all Parties is not a condition for the validity of this Agreement.

9.	This Agreement is governed by and shall be construed in accordance with the laws of Germany, without regard to its provisions of private international law and excluding the UN Sales Convention.

10.	To the extent legally permissible, place of venue and performance shall be Munich. All disputes arising in connection with this Agreement shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law and according to the Arbitration Agreement enclosed as Exhibit E. This shall include disputes regarding the validity, the performance or the termination of this Investment Agreement in whole or in part including possible amendments of the same. The place of arbitration is Munich. The arbitration tribunal consists of three arbitrators. The language of the arbitration proceeding is English.

11.	The Exhibits to this Agreement are an essential part of it. The headings in this Agreement only serve for a better orientation and are of no significance for the content and interpretation of this Agreement. Explanations in a provision or Exhibit to this Agreement are also deemed to be listed for purposes of all other provisions or Exhibits.

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12.	German definitions in this document shall take precedence over the respective English terms.

Freising, April 2014

/s/ Stephen Yoder	/s/ Hans Küpper
Pieris AG signed for and on behalf of the Management Board	Pieris AG signed for and on behalf of the Supervisory Board

/s/ Authorized Signatory	/s/ Authorized Signatory
Orbimed Private Investments III, LP	Orbimed Associates III, LLC

/s/ Authorized Signatory	/s/ Authorized Signatory
Novo Nordisk A/S	Transconnect Corporate Finance Beratungs GmbH

/s/ Authorized Signatory	/s/ Authorized Signatory
BioM AG	BioM Venture Capital GmbH & Co. KG

/s/ Authorized Signatory	/s/ Authorized Signatory
The Global Life Science Ventures Fonds II GmbH & Co. KG	The Global Life Science Ventures Fund II LP

/s/ Authorized Signatory	/s/ Authorized Signatory
Gilde Europe Food & Agribusiness Fund B.V.	Baytech Venture Capital GmbH & Co. KG

/s/ Authorized Signatory	/s/ Authorized Signatory
Coöperatieve AAC LS U.A.	KfW

– 17 / 27 –

/s/ Authorized Signatory	/s/ Arne Skerra
Technologie Beteiligungsfonds II Bayern GmbH & Co. KG (BayernKapital)	Prof. Skerra Bet. GmbH

– 18 / 27 –

/s/ Steffan Schlehuber	/s/ Claus Schalper
Dr. Steffen Schlehuber	Claus Schalper

/s/ Karsten Schürrle	/s/ Martin Pöhlchen
Dr. Karsten Schürrle	MAPO Bet. GmbH

/s/ Arne Skerra	/s/ Martin Pöhlchen
Prof. Dr. Arne Skerra	Dr. Martin Pöhlchen

– 19 / 27 –

Table of Annexes to the Convertible Bridge Loan Agreement

Exhibit A	List of Holders of Common Shares, of Preferred Shares Series A, of Preferred Shares Series A-1, of Preferred Shares Series B and of Indirect Shareholders

Exhibit B	Conversion Notice

Exhibit C	Arbitration Agreement

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Exhibit A:

List of Holders of Common Shares, of Preferred Shares Series A, of Preferred Shares Series A-1, of Preferred Shares Series B and of Indirect Shareholders

Name	Participation as
Prof. Skerra Beteiligungsgesellschaft mbH, Max-Lehner-Straße 19, 85354 Freising, Germany	Holder of Common Shares

Dr. Steffen Schlehuber, In den Kappesgärten 22, 67152 Ruppertsberg, Germany	Holder of Common Shares

Claus Schalper, Ismaningerstraße 62, 81675 Munich, Germany	Holder of Common Shares

Dr. Karsten Schürrle, Palmstraße 7, 60316 Frankfurt a.M., Germany	Holder of Common Shares

MAPO Beteiligungsgesellschaft mbH, Hubertusweg 34, 85540 Haar, Germany	Holder of Common Shares

BioM Aktiengesellschaft Munich, BioTech Development, Am Klopferspitz 19, 82152 Planegg, Germany	Holder of Common Shares Holder of Preferred Shares Series B

BioM Venture Capital GmbH & Fonds KG, Am Klopferspitz 19, 82152 Planegg, Germany	Holder of Common Shares Holder of Preferred Shares Series A Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B

Transconnect Corporate Finance Beratungs GmbH, Prinzregentenstraße 56, 80538 Munich, Germany	Holder of Common Shares Holder of Preferred Shares Series A Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B

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The Global Life Science Ventures Fonds II GmbH & Co. KG, Von-der-Tann-Straße 3, 80539 Munich, Germany	Holder of Preferred Shares Series A Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B

The Global Life Science Ventures Fund II Limited Partnership, PO Box 431, Alexander House,13-15 Victoria Road, St. Peter Port, Guernsey,G41 3ZD	Holder of Preferred Shares Series A Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B

Gilde Europe Food & Agribusiness Fund B.V., Newtonlaan 91, 3584 BP Utrecht, The Netherlands	Holder of Preferred Shares Series A Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B

BayTech Venture Capital GmbH & Co. KG, Theatinerstraße 7, 80353 Munich, Germany	Holder of Preferred Shares Series A Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B

Coöperatieve AAC LS U.A., Gooimeer 2-35, P.O. Box 5187, 1410 AD Naarden, The Netherlands	Holder of Preferred Shares Series A Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B

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KfW, Ludwig-Erhard-Platz 1-3, 53179 Bonn	Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B

Technologie Beteiligungsfonds Bayern II GmbH & Co. KG, Altstadt 72, 84028 Landshut, (BayernKapital)	Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B

Orbimed Private Investments III, LP, 601 Lexington Ave, Floor 54, New York, NY 10022, USA	Holder of Preferred Shares Series B

Orbimed Associates III, LLC, 601 Lexington Ave, Floor 54, New York, NY 10022, USA	Holder of Preferred Shares Series B

Novo Nordisk A/S, Novo Allé, 2880 Bagsværd, Denmark	Holder of Preferred Shares Series B

Prof. Dr. Arne Skerra, Max-Lehner-Straße 19, 85354 Freising, Germany	Indirect Shareholder

Dr. Martin Pöhlchen, Hubertusweg 34, 85540 Haar, Germany	Indirect Shareholder

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Exhibit B:

Conversion Notice

To:

Pieris AG

Management Board

Lise-Meitner-Str. 30

85354 Freising

Germany

We, the Investors as set forth in Sec. 1 (Convertible Bridge Loan) para. (2) of the Convertible Bridge Loan Agreement dated April, 2014 (the “Convertible Bridge Loan Agreement”), have granted Pieris AG, a company registered in the commercial register of the local court of Munich under no. HRB 133223 (the “Company”), a convertible bridge loan in the total amount of up to EUR 2,000,000 (the “Convertible Bridge Loan”), in accordance with the Convertible Bridge Loan Agreement.

In relation to the Convertible Bridge Loan, the amount of

EUR

has not been repaid by the Company to the Investors (the “Remaining Loan Amount”) as of the date of this Conversion Notice.

Based on the foregoing, we hereby request conversion

☐	of the whole Remaining Loan Amount

☐	of EUR of the Remaining Loan Amount

pursuant to

☐	Sec. 9 (Conversion Request) para. (1) of the Convertible Bridge Loan Agreement (after the Maturity Date) into series B shares of the Company.

☐	Sec. 9 (Conversion Request) para. (2) of the Convertible Bridge Loan Agreement (occurrence of an Exit Event prior to the Maturity Date) into series B shares of the Company.

☐	Sec. 9 (Conversion Request) para. (3) of the Convertible Bridge Loan Agreement (closing of a Qualified Financing) into Qualified Financing Shares.

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Conversion shall be effected in accordance with the provisions of the Convertible Bridge Loan Agreement at the price and on the terms set out in the Convertible Bridge Loan Agreement.

All terms used herein shall have the meaning as given to them in the Convertible Bridge Loan Agreement.

With regard to the signing of this Conversion Notice, signatures transmitted by way of facsimile communication shall suffice and be binding.

Freising,             , 20

Orbimed Private Investments III, LP	Orbimed Associates III, LLC

Novo Nordisk A/S	Transconnect Corporate Finance Beratungs GmbH

BioM AG	BioM Venture Capital GmbH & Co. KG

The Global Life Science Ventures Fonds II GmbH & Co. KG	The Global Life Science Ventures Fund II LP

Gilde Europe Food & Agribusiness Fund B.V.	Baytech Venture Capital GmbH & Co. KG

Coöperatieve AAC LS U.A.	KfW

Technologie Beteiligungsfonds II Bayern GmbH & Co. KG (BayernKapital)

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Exhibit C:

Arbitration Agreement

1.	With regard to all disputes arising out of this Convertible Bridge Loan Agreement of Pieris AG, Lise-Meitner-Strasse 30, 85354 Freising, the Parties agree on the following arbitration clause:

2.	Place of venue and performance shall, to the extent legally permissible, be Munich. All disputes arising in connection with the Convertible Bridge Loan and the Consolidated Shareholders` Agreement shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. This shall include disputes regarding the validity, the performance or the termination of the Convertible Bridge Loan and the Consolidated Shareholders` Agreement in whole or in part including possible amendments of the same. The place of arbitration is Munich. The arbitral tribunal consists of three arbitrators. The language of the arbitral proceedings is English.

Freising, April 2014

/s/ Stephen S. Yoder	/s/ Hans Küpper
Pieris AG signed for and on behalf of the Management Board	Pieris AG signed for and on behalf of the Supervisory Board

/s/ Authorized Signatory	/s/ Authorized Signatory
Orbimed Private Investments III, LP	Orbimed Associates III, LLC

/s/ Authorized Signatory	/s/ Authorized Signatory
Novo Nordisk A/S	Transconnect Corporate Finance Beratungs GmbH

/s/ Authorized Signatory	/s/ Authorized Signatory
BioM AG	BioM Venture Capital GmbH & Co. KG

– 26 / 27 –

/s/ Authorized Signatory	/s/ Authorized Signatory
The Global Life Science Ventures Fonds II GmbH & Co. KG	The Global Life Science Ventures Fund II LP

/s/ Authorized Signatory	/s/ Authorized Signatory
Gilde Europe Food & Agribusiness Fund B.V.	Baytech Venture Capital GmbH & Co. KG

/s/ Authorized Signatory	/s/ Authorized Signatory
Coöperatieve AAC LS U.A.	KfW

/s/ Authorized Signatory	/s/ Arne Skerra
Technologie Beteiligungsfonds II Bayern GmbH & Co. KG (BayernKapital)	Prof. Skerra Bet. GmbH

/s/ Steffen Schlehuber	/s/ Claus Schalper
Dr. Steffen Schlehuber	Claus Schalper

/s/ Karsten Schürrle	/s/ Martin Pöhlchen
Dr. Karsten Schürrle	MAPO Bet. GmbH

/s/ Arne Skerra	/s/ Martin Pöhlchen
Prof. Dr. Arne Skerra	Dr. Martin Pöhlchen

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